Exhibit 99.1

For Immediate Release
NeoMedia Appoints Sarah Fay to Board of Directors
Veteran media services expert Sarah Fay joins as James J. Keil retires after 15 years on the Board

Atlanta, March 2, 2011 - NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the global leader in mobile barcode scanning solutions, today announced that media industry veteran Sarah Fay has been appointed to the NeoMedia Board of Directors. Ms. Fay has two decades of experience in the media services industry, and will be a key member of the NeoMedia Board, working with the company’s leadership and other Board members to further NeoMedia’s role in the mobile barcode arena. She joins the company as long-standing Board member James J. (“JJ”) Keil announces his retirement.

Ms. Fay is a well-known voice in the advertising industry on the topics of digital marketing and media integration, as well as developing and implementing groundbreaking new models for advertising and media. She has helped to build one of the most recognized global digital advertising companies through a combination of acquisitions, new business wins, and organic growth. In her previous roles as President of Carat Interactive and then President of Isobar, Sarah orchestrated a number of successful mergers and acquisitions.  She is also responsible for launching Isobar Mobile, a highly regarded mobile marketing entity.

“We are delighted that Sarah is joining the NeoMedia Board of Directors and extremely pleased to welcome her to the team at this point in the Company’s growth.  Sarah is an industry thought leader and her expertise and vision in the marketing and advertising areas will be a great asset,” said Laura Marriott, CEO and Board Chairperson of NeoMedia. “I would especially like to thank JJ for his long and dedicated service to the company. He has been an invaluable asset to the organization and we greatly appreciate his leadership and support over the years.”

“The mobile barcode space is currently experiencing exponential growth, and NeoMedia is the dominant player in this category, with patents and technology that allow brands to harness the power of mobile marketing,” said Sarah Fay. “I am excited to work again with Laura Marriott, who I know and respect from her days as President of the Mobile Marketing Association, and look forward to helping her and her team grow the NeoMedia business, and the mobile barcode industry generally.”

James J. Keil, has been a Director of NeoMedia since August 1996, and has announced that he will retire from the Board after 15 years of service, effective June 30, 2011.

“Having seen the company evolve over the years and grow into a global market leader, it is time for me to retire from NeoMedia’s Board of Directors. The market we started chasing in the early 2000s is finally starting to emerge and NeoMedia is in a great position to take advantage of that. The management team and the new Board are strong and experienced and I have great confidence in them.  I wish the team high success and look forward to seeing many new positive developments from NeoMedia in the years to come,” said Mr. Keil.

-ENDS-

About NeoMedia:
NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, Mobile Coupon & Affiliate Marketing, Mobile Ticketing & POS Integration and IP Licensing. Learn more at www.neom.com.

For more information please contact:

NeoMedia
US
Marla Cimini
+1 856 616 1194
press@neom.com

Europe
Sarah O’Neill / Ryan Waters
+44 207 751 4444
press@neom.com